Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 2, 2010, with respect to the financial statements of Nemean Networks, LLC as of August 31, 2010 and for the eight month period ended August 31, 2010 and for the period from May 18, 2007 (date of inception) through August 31, 2010 contained in the Prospectus of Qualys, Inc. (File No. 333-182027), filed on September 28, 2012, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 of Qualys, Inc., and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

Appleton, WI

October 12, 2012